Ex. 99.1

Contact:
Damon Elder
Spotlight Marketing Communications
949.427.5172, ext. 702
damon@spotlightmarcom.com

The Parking REIT Sells Two Surface Lots in St. Louis for $8.5 Million
Lots were originally purchased by MVP REIT, Inc. for a combined total of approximately $6 million

St. Louis, Mo. (July 16, 2018) –The Parking REIT, Inc. announced today its disposition of two surface lots in St. Louis, Missouri for a combined total of $8.5 million. The properties were originally purchased in May and June, 2015 by MVP REIT, Inc. for a combined total of approximately $6 million, and later acquired by The Parking REIT, Inc. for approximately $6.8 million based upon the allocation of the merger consideration for the merger of MVP REIT, Inc. and MVP REIT II, Inc in December 2017.
"We are very pleased with the outcome of these dispositions," said Mike Shustek, chairman and chief executive officer of The Parking REIT. "Selling the properties for approximately 41 percent higher value than their original purchase price provides value to the REIT and its investors."
The surface parking lots were sold to the Land Clearance for Redevelopment Authority of the City of St. Louis.
The sale included:

•	St. Louis Convention Plaza, a 1.26-acre surface lot located at 1010 Convention Plaza that is striped with 221 parking spaces, and
•	901 Lucas Ave., a 1.07-acre lot striped with 202 parking spaces.

As of June 30, 2018, but after taking into account the sale of the St. Louis parking lots, The Parking REIT's portfolio contains 43 surface parking lots and garages located in 17 states with a total of approximately 11,500 parking spaces.

About The Parking REIT, Inc.
The Parking REIT, Inc. (formerly known as MVP REIT II, Inc.) is a publicly registered, non-listed REIT that invests primarily in parking lots and garages in the United States. Its assets include 43 parking facilities located in 17 states. The Parking REIT is managed by MVP Realty Advisors, LLC. For more information, please visit TheParkingREIT.com.
Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; the performance of real estate assets and loans after they are acquired; and our ability to provide stockholder value through sales or otherwise dispositions of our properties and other assets. Although The Parking REIT believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be attained or that any deviation will not be material. The Parking REIT does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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